Exhibit 99.1

Release:	On receipt, Apr. 27, 2021
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group® announces First Quarter 2021 results

Company also announces increase to common stock dividend

Company Highlights

•	First quarter 2021 net income attributable to Principal Financial Group®, Inc. (PFG) of $517.1 million, or $1.87 per diluted share.

•	First quarter 2021 non-GAAP operating earnings[1] of $423.5 million, or $1.53 per diluted share.

•	Record assets under management (AUM) of $820.3 billion

•	Company declared second quarter 2021 common stock dividend of $0.61 per share; a 5 cent, or 9%, increase over first quarter 2021

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for first quarter 2021.

•	Net income attributable to PFG for first quarter 2021 of $517.1 million, compared to $288.9 million for first quarter 2020. Net income per diluted share of $1.87 for first quarter 2021 compared to $1.04 in the prior year quarter.

•	Non-GAAP operating earnings for first quarter 2021 of $423.5 million, compared to $319.6 million for first quarter 2020. Non-GAAP operating earnings per diluted share of $1.53 for first quarter 2021 compared to $1.15 for first quarter 2020.

•	Quarterly common stock dividend of $0.61 per share for second quarter 2021 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.29 per share, a 3% increase compared to the prior year trailing twelve-month period. The dividend will be payable on June 25, 2021, to shareholders of record as of June 3, 2021.

“We delivered strong first quarter results as we continued to provide for the needs of our 34 million customers globally and build momentum for the future," said Dan Houston, chairman, president, and chief executive officer of Principal. "AUM increased $13.7 billion from the end of 2020 and $189.2 billion over the trailing 12 months, reaching a record $820.3 billion at the end of the first quarter. Our favorable investment performance, diverse and in-demand solution set, and expanding distribution partnerships resulted in increased sales and drove total net cash flow to $8.2 billion for the quarter.”

“Our global, diversified, and integrated approach to financial security continues to differentiate Principal in the marketplace. Strong execution coupled with improving macroeconomic conditions drove growth in first quarter financial results. We’re optimistic about the opportunities that lie ahead as momentum has returned in many of our businesses. We returned $252 million to our shareholders, including $100 million of share repurchases, in the first quarter. Today we announced a 5 cent, or 9%, increase in our second quarter common stock dividend over the dividend paid in first quarter 2021, reinforcing our commitment to creating long-term shareholder value.”

  1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

Other first quarter highlights

•	Record total company AUM of $820.3 billion, including $8.2 billion of net cash flow.

•	Retirement and Income Solutions (RIS) – Fee had record sales of $8.1 billion which drove $5.7 billion of net cash flow. RIS-Fee end of period account values increased $98.3 billion, or 43% compared to a year ago, to $329.4 billion.

•	Principal Global Investors (PGI) had record PGI managed AUM of $507.7 billion and record PGI sourced AUM of $250.3 billion. Pre-tax return on operating revenues less pass-through expenses[2] was 38.8% on a trailing twelve-month basis.

•	Principal International (PI) generated net cash flow of $1.4 billion, marking its 50th consecutive quarter of positive net cash flow.

•	In Specialty Benefits, in-group growth increased 0.8%, the strongest result since the beginning of the pandemic.

•	Strong Morningstar investment performance[3] with 57% of Principal investment options above median on a one-year basis, 77% on a three-year basis, 76% on a five-year basis and 89% on a ten-year basis. Additionally, 71% of fund level AUM had a 4- or 5-star rating.

Continued strong financial position at the end of the first quarter

•	$2.8 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes.

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 437%; above our 400% targeted RBC ratio.

•	Deployed $252.2 million of capital during the first quarter, including:

o	$152.2 million of common stock dividends with the $0.56 per share common dividend paid in the first quarter; and

o	$100.0 million to repurchase 1.9 million shares of common stock.

2 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

3 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings[4]	$107.7	$83.1	30%	$480.9	$416.3	16%
Net revenue[5]	$511.6	$486.1	5%	$2,013.2	$1,859.9	8%
Pre-tax return on net revenue[6]	21.1%	17.1%		23.9%	22.4%

•	Pre-tax operating earnings increased $24.6 million due to higher net revenue, expense management and higher deferred acquisition costs (DAC) amortization expense in the prior year quarter.

•	Net revenue increased $25.5 million as growth in the business and the benefit from higher equity markets were partially offset by the impacts associated with the Institutional Retirement and Trust (IRT) business including expected shock lapse and interest on excess reserve (IOER) decline.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings	$180.3	$122.0	48%	$568.9	$422.2	35%
Net revenue	$228.1	$166.9	37%	$726.0	$614.7	18%
Pre-tax return on net revenue	79.0%	73.1%		78.4%	68.7%

•	Pre-tax operating earnings increased $58.3 million due to higher net revenue and expense management.

•	Net revenue increased $61.2 million due to higher than expected variable investment income, favorable reserve gains and growth in the business.

4 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

5 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

6 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings	$141.1	$111.7	26%	$542.3	$494.3	10%
Operating revenues less pass-through expenses[7]	$375.8	$347.1	8%	$1,412.4	$1,388.1	2%
Pre-tax return on operating revenues less pass-through expenses	37.9%	32.6%		38.8%	36.1%
Total PGI assets under management (billions)	$507.7	$405.5	25%
PGI sourced assets under management (billions)	$250.3	$192.7	30%

•	Pre-tax operating earnings increased $29.4 million primarily due to growth in management fees resulting from an increase in AUM and disciplined expense management.

•	Operating revenues less pass-through expenses increased $28.7 million as growth in management fees more than offset lower performance fees.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings	$75.1	$30.8	144%	$287.9	$310.4	(7)%
Combined[8] net revenue (at PFG share)	$229.1	$180.0	27%	$875.7	$931.2	(6)%
Pre-tax return on combined net revenue (at PFG share)	32.8%	17.1%		32.9%	33.3%
Assets under management (billions)	$160.3	$134.5	19%

•	Pre-tax operating earnings increased $44.3 million due to higher combined net revenue (at PFG share).

•	Combined net revenue (at PFG share) increased $49.1 million primarily due to unfavorable prior year quarter encaje performance.

7 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

8 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings	$59.2	$88.2	(33)%	$263.3	$380.9	(31)%
Premium and fees[9]	$613.8	$597.1	3%	$2,381.5	$2,359.8	1%
Pre-tax return on premium and fees	9.6%	14.8%		11.1%	16.1%
Incurred loss ratio	65.9%	59.6%		63.7%	60.0%

•	Pre-tax operating earnings decreased $29.0 million primarily due to an increase in the incurred loss ratio.

•	Premium and fees increased $16.7 million primarily due to growth in the business.

•	Incurred loss ratio increased primarily due to unfavorable COVID-19 related claims in the current quarter partially offset by lower dental claims due to provider office closures in the prior year quarter.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating earnings (losses)	$36.0	$41.3	(13)%	$(57.7)	$159.5	(136)%
Premium and fees	$331.1	$317.5	4%	$1,241.1	$1,265.4	(2)%
Pre-tax return on premium and fees	10.9%	13.0%		(4.6)%	12.6%

•	Pre-tax operating earnings decreased $5.3 million primarily due to COVID-19 related claims, partially offset by higher investment income and disciplined expense management.

•	Premium and fees increased $13.6 million primarily due to growth in the business.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q21	1Q20	% Change	1Q21	1Q20	% Change
Pre-tax operating losses	$(93.8)	$(91.1)	(3)%	$(329.1)	$(387.0)	15%

•	Pre-tax operating losses increased $2.7 million primarily due to lower net investment income.

9 Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2020, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Wednesday, Apr. 28, 2021, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 7196888.
•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 7196888. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 4, 2021.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®10

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 17,000 employees11 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 34 million customers11 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies12, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management13.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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Summary of Principal Financial Group, Inc., and Segment Results

	(in millions)
Principal Financial Group, Inc. Results:	Three Months Ended,		Trailing Twelve Months,
	3/31/21	3/31/20	3/31/21	3/31/20
Net income attributable to PFG	$517.1	$288.9	$1,624.0	$1,253.2
Net realized capital (gains) losses, as adjusted	(93.6)	30.7	(153.7)	235.2
Non-GAAP Operating Earnings*	$423.5	$319.6	$1,470.3	$1,488.4
Income taxes	82.1	66.4	286.2	308.2
Non-GAAP Pre-Tax Operating Earnings	$505.6	$386.0	$1,756.5	$1,796.6

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$288.0	$205.1	$1,049.8	$838.5
Principal Global Investors	141.1	111.7	542.3	494.3
Principal International	75.1	30.8	287.9	310.4
U.S. Insurance Solutions	95.2	129.5	205.6	540.4
Corporate	(93.8)	(91.1)	(329.1)	(387.0)
Total Segment Pre-Tax Operating Earnings	$505.6	$386.0	$1,756.5	$1,796.6

	Per Diluted Share
	Three Months Ended,
	3/31/21	3/31/20
Net income	$1.87	$1.04
Net realized capital (gains) losses, as adjusted	(0.35)	0.11
Adjustment for redeemable noncontrolling interest	0.01	0.00
Non-GAAP Operating Earnings	$1.53	$1.15
Weighted-average diluted common shares outstanding (in millions)	276.0	277.2

10 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

11 As of December 31, 2020

12 Ethisphere Institute, 2021

13 Pensions & Investments, 2020

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	3/31/21	12/31/20
Total assets (in billions)	$295.6	$296.6
Stockholders’ equity (in millions)	$15,462.3	$16,617.3
Total common equity (in millions)	$15,405.5	$16,558.9
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$13,082.8	$12,862.9
End of period common shares outstanding (in millions)	272.5	273.3
Book value per common share	$56.53	$60.59
Book value per common share excluding AOCI other than foreign currency translation adjustment	$48.01	$47.07

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	3/31/21	12/31/20
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$15,462.3	$16,617.3
Noncontrolling interest	(56.8)	(58.4)
Stockholders’ equity available to common stockholders	15,405.5	16,558.9
Net unrealized capital (gains) losses	(2,780.9)	(4,156.5)
Net unrecognized postretirement benefit obligation	458.2	460.5
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$13,082.8	$12,862.9

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$56.53	$60.59
Net unrealized capital (gains) losses	(10.20)	(15.20)
Net unrecognized postretirement benefit obligation	1.68	1.68
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$48.01	$47.07

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	3/31/21	3/31/20	3/31/21	3/31/20
Income Taxes:
Total GAAP income taxes (benefits)	$97.6	$43.2	$319.4	$218.5
Net realized capital gains (losses) tax adjustments	(23.5)	14.7	(66.4)	29.3
Income taxes related to equity method investments and noncontrolling interest	8.0	8.5	33.2	60.4
Income taxes	$82.1	$66.4	$286.2	$308.2

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$151.4	$131.4	$322.6	$(5.9)

Recognition of front-end fee revenues	(7.5)	15.7	(11.8)	21.1
Market value adjustments to fee revenues	(0.4)	-	(2.0)	-
Net realized capital gains (losses) related to equity method investments	(7.1)	(7.4)	(1.2)	(4.4)
Derivative and hedging-related revenue adjustments	(38.4)	(13.6)	(157.7)	(82.5)
Sponsored investment fund adjustments	5.0	3.9	18.4	19.5
Amortization of deferred acquisition costs	12.0	(165.8)	177.3	(174.3)
Capital gains distributed – operating expenses	(13.0)	28.6	(83.3)	(8.4)
Amortization of other actuarial balances	21.8	(53.6)	49.1	(69.5)
Market value adjustments of embedded derivatives	(1.5)	(23.4)	(33.1)	36.2
Capital gains distributed – cost of interest credited	(7.4)	14.8	(30.4)	(7.7)
Net realized capital gains (losses) tax adjustments	(23.5)	14.7	(66.4)	29.3
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	2.2	24.0	(27.8)	11.4
Total net realized capital gains (losses) after-tax adjustments	(57.8)	(162.1)	(168.9)	(229.3)
Net realized capital gains (losses), as adjusted	$93.6	$(30.7)	$153.7	$(235.2)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	3/31/21	3/31/20	3/31/21	3/31/20
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$415.2	$390.8	$1,563.5	$1,557.6
Commissions and other expenses	(39.4)	(43.7)	(151.1)	(169.5)
Operating revenues less pass-through expenses	$375.8	$347.1	$1,412.4	$1,388.1

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$75.1	$30.8	$287.9	$310.4
Combined operating expenses other than pass-through commissions (at PFG share)	154.0	149.2	587.8	620.8
Combined net revenue (at PFG share)	$229.1	$180.0	$875.7	$931.2